Exhibit 2.18

STATE OF DELAWARE
SECRETARY OF STATE
Division of Corporations
Delivered 04:35 PM 04/15/2004
FILED 04:22 PM 04/15/2004
SRV 040277873 - 3318552 FILE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

XRG, INC.

XRG. INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"). does hereby certify:

FIRST: That the Board of Directors of the Corporation has adopted resolutions by unanimous written consent thereof setting forth a proposed amendment to the Corporation's Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Corporation, as set forth below, by deleting Article FOURTH thereof, and substituting a new Article FOURTH in lieu thereof, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for their approval as permitted by Section 242 of the General Corporation Law of the State of Delaware.

Article FOURTH of the Certificate of Incorporation of the Corporation is deleted and the following new Article FOURTH is substituted in lieu thereof:

ARTICLE FOURTH

This Corporation shall be authorized to issue two classes of capital stock to be designated respectively Preferred Stock (''Preferred Stock") and Common Stock (“Common Stock”). The total number of shares of Preferred Stock the Corporation shall have authority to issue is 50,000,000, par value $.001 per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 300,000,000, $.001 par value per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including:

(1)	the designation of each series and the number of shares that shall constitute the series;

(2)	the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

(3)	whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(4)	sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

(5)	the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment; and

(6)	voting rights, if any, on the shares of each series and any conditions upon the exercisability of such rights.

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The holders of Common Stock shall be entitled to one vote for each share held at all meetings of the stockholders of the Corporation.

SECOND: That a majority of the outstanding stock of the Corporation entitled to vote thereon was voted in favor of the foregoing Amendment on April 9, 2004. at a special meeting of stockholders held pursuant to the provisions of Sections 211 and 222 of the General Corporation Law of the State of Delaware.

THIRD: That the foregoing Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify and acknowledge under penalties of perjury that this Certificate of Amendment is the act and deed of the Corporation, and the facts stated herein are true.

Dated: April 9, 2004

XRG, INC.

By: /s/ Kevin P. Brennan
Kevin P. Brennan
President

Attest: /s/ Stephen R. Couture

Stephen R. Couture

Secretary

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